Exhibit 4(a)

                            AMENDMENT AND JOINDER TO
               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


           THIS AGREEMENT is made as of the 19th day of April, 2001 by and among Transit Group, Inc., a Florida corporation (the "Company"), the holders of Series A Preferred Stock, no par value per share, of the Company (the "Series A Holders") and all of the holders of Series B Preferred Stock, no par value per share, of the Company, (the "Series B Holders" and together with the Series A Holders, the "Stockholders").

           WHEREAS, the Company sold 5,000,000 shares of its Series A Preferred Stock, no par value per share ("Series A Preferred"), to the Series A Holders pursuant to the terms of that certain Stock Purchase Agreement by and between the Company and the Series A Holders dated May 13, 1999 (the "Series A Agreement"); and

           WHEREAS, the Company desires to sell up to 1,870,000 shares of its Series B Preferred Stock (the "Series B Preferred") to the Series B Holders, and the Series B Holders desire to purchase the Series B Preferred, and the Company desires to issue up to 1,100,000 shares of Series B Preferred as a placement or deferral fee in connection therewith; and

           WHEREAS, the Series A Holders and the Company are parties to that certain Registration Rights Agreement by and among the Company and the Series A Holder dated May 13, 1999, attached hereto as Exhibit A (the "Registration Rights Agreement"); and

           WHEREAS, the parties to the Registration Rights Agreement desire for certain of the terms and conditions of the Registration Rights Agreement to apply to the Series B Preferred, subject to the amendments set forth herein.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Registration Rights Agreement as follows:

           1. Upon the issuance of the Series B Preferred to the Series B Holders, the term "Convertible Preferred Stock" shall be amended to include the Company's Series B Preferred Stock, no par value per share.

           2. Upon issuance of the Series B Preferred to the Series B Holders, the definition of "Registrable Securities" shall be deleted and replaced with the following:

"Registrable Securities" shall mean the shares of Common Stock from time to time issued or issuable to (x) the holders of Convertible Preferred Stock (i) upon the conversion thereof or (ii) hereafter acquired by a Holder as a dividend or other distribution with respect to, or in exchange or replacement of, the securities referred to in subsection (i) or which it hereafter obtains the right to acquire pursuant to the terms of the Stockholders Agreement or otherwise, and
(y) General Electric Capital Corporation upon exercise of its option to purchase Common Stock pursuant to that certain Forebearance Restructuring Agreement dated on or about the date hereof.

           3. The following provision shall be added to the end of Section 2:


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                               "The Company hereby agrees to use its best
                     efforts to file a Registration Statement for the Common Stock issuable upon conversion of the Series B Preferred with the Commission within ninety (90) days of the date hereof and to cause such Registration Statement to become effective within ninety (90) days of such filing date, to remain effective until April 19, 2002. The Company may include in the registration under this Section 2: (i) any authorized but unissued shares of Common Stock for sale by the Company; (ii) any shares of its Common Stock held by employees, consultants, directors or other advisers of the Company; and (iii) any shares of its Common Stock held by shareholders having the right to require such registration, provided that in the event that such offering is underwritten and the underwriters advise the Company that a reduction in the number of offered shares is necessary to successfully market such offering, then the shares of stock offered by the Company and any other selling shareholder shall be eliminated before reducing the number of shares of Series B Preferred included therein."

           3. The parties hereto expressly acknowledge and agree that this Agreement shall be for the benefit of all Holders irrespective of whether they have executed a counterpart signature page hereto.

           4. Except as expressly set forth in this Amendment, the Registration Rights Agreement is ratified and confirmed, shall remain in full force and effect and shall not be altered, amended or modified.

           5. This Agreement may be executed in counterparts, all of which taken together shall constitute one in the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.


                                TRANSIT GROUP, INC.

                                By: /s/ Philip A. Belyew
                                    -------------------------------------------
                                    Philip A. Belyew, CEO



                                GE CAPITAL EQUITY INVESTMENTS, INC.

                                By: /s/ Patrick H. Dowling
                                    -------------------------------------------
                                    Patrick H. Dowling, Managing Director


                                    /s/ T. Wayne Davis
                                    -------------------------------------------
                                    T. Wayne Davis


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                                The ECD Trust

                                /s/ T. Wayne Davis
                                -------------------------------------------
                                By: T. Wayne Davis, Trustee



                                GENERAL ELECTRIC CAPITAL CORPORATION

                                By: /s/ Barbara J. Gould
                                    ---------------------------------------
                                    Name: Barbara J. Gould
                                    Title: Department Operations Manager

















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